                                                                   EXHIBIT 10.32

March 2, 2001


Arthur Taylor
1005 Deanna Drive
Menlo Park, CA  94025


Dear Art:

While the interview process is still under way, I anticipate that we will be able to complete this process no later than Monday, March 5, 2001. In order to expedite this process, I am pleased to extend an offer of employment to you for the position of Chief Financial Officer reporting directly to me under the terms described below. You will work out of our Mountain View, CA office. Of course, Docent may change your position, duties and work location from time to time, as it deems necessary. This offer is valid until the close of business, Wednesday, March 7, 2001.

This offer is contingent upon the successful completion of your references and the completion and positive outcome of an interview with one or more outside members of the Docent Board of Directors.

Your anticipated start date will be no later than March 26,2001.

Your annual target compensation at 100% achievement will be $375,000. Your target compensation will be comprised of an annual base salary of $275,000 and an annual variable compensation of $100,000 at 100% achievement. You will be paid semi-monthly.

If your employment is terminated by the company for any reason other than for cause during your first year of employment, you will receive a severance payment equal to 50% of your annual base salary at the time of your termination.

In addition to the above compensation, you will receive a $25,000 signatory bonus payable in your first payroll as a full-time regular Docent employee. This signatory bonus will be recoverable on a prorated monthly basis if you decide to voluntarily end your employment with Docent before your first anniversary.

In addition to the above compensation, you will be eligible to participate in Docent's standard benefit plans, which currently include medical, dental, vision, long-term disability and term life insurance; 401(k) plan; flexible spending plan, vacation of three weeks per year up to a maximum accrual of four weeks; sick leave and holidays. Details about these benefit plans are available for your review. Docent may modify compensation and benefits from time to time as it deems necessary.

Subject to approval by the Board of Directors, you will be granted an incentive stock option for the purchase of up to 275,000 shares of Docent common stock with an exercise price equal to the fair market value of Docent common stock on the date of grant as determined by the Board of Directors. This option will be granted pursuant to the Docent 2000 Omnibus Equity Plan and will be subject to vesting over four years as follows: 1/4 vests after 12 months of service, 1/48 vests each month of service thereafter.

As a condition of your employment, you agree to sign Docent's Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Docent proprietary information. This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Docent. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Further, by signing below and indicating your acceptance of this offer, you represent that you may legally work in the United State of America and agree to provide the necessary supporting documentation. As a Docent employee, you will be expected to abide by Docent rules and regulations as outlined in the Docent Employee Handbook.

This letter confirms your representations to us that: (i) you are not a party to any employment agreement or other contract or arrangement that prohibits your full-time employment with Docent, (ii) you will not disclose any trade secrets or confidential information of any third party to Docent, and (iii) you do not know of any conflict that would restrict your employment with Docent.

Your employment with Docent is entered into voluntarily. As a result, you may terminate your employment with Docent at any time and for any reason simply by notifying Docent. Likewise, Docent may terminate your employment at any time and for any reason, with or without cause or advanced notice. This at-will employment relationship cannot be changed except in writing signed by an officer of Docent.

Art, I look forward to having you join the Docent team. If you wish to accept this employment offer under the terms described above, please sign, date and confirm your start date below and return a copy to me by Wednesday, March 7, 2001.

I look forward to your favorable reply and to a long and prosperous work relationship.

                                     Sincerely,


                                     Dave Ellett
                                     Chairman and CEO



Accepted:  _____________________________    Date:  _______________
                  Art Taylor


Start Date:  _________________